090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110272291-17 Filing Date and Time 04/11/2011 8:42 AM Entity Number C9566-1996

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Secured Financial Network, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article III is hereby amended to change the authorized capital of the corporation to the following: The maximum number of shares that this corporation shall be authorized to issue and have outstanding at any one time shall be Two Hundred Fifty Million (250,000,000) shares of Common Stock, $0.001, and Twenty Million (20,000,000) shares of Preferred Stock, $0.001. This corporation's Board of Directors, by resolution or resolutions, at any time and from time to time, has the authority to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation, rights and preferences of each such share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: a majority

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.